Exhibit 99.1

Impax Laboratories to Present at the 28th Annual J.P. Morgan Healthcare Conference

HAYWARD, Calif., Jan 06, 2010 (BUSINESS WIRE) — Impax Laboratories, Inc.(NASDAQ:IPXL) today announced that the Company will provide an update of the business and 2010 financial outlook at the 28th Annual J.P. Morgan Healthcare Conference on Monday, January 11th, at 4:00 p.m. Pacific Standard time. The conference will be held at the Westin St. Francis in San Francisco, CA.

Individuals may listen to the live or an archived presentation made at the conferences, which will be posted in the investor relations section of the Company’s web site at www.impaxlabs.com. This presentation will be archived on the Company’s web site for 30 days.

About Impax Laboratories, Inc.

Impax Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax has developed marketing partnerships to fully leverage its technology platform. Impax Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.

SOURCE: Impax Laboratories, Inc.

Impax Laboratories, Inc.
Mark Donohue, Sr. Director Investor Relations
215-933-3526
www.impaxlabs.com